Exhibit 99.6

Environmental Elements Corporation EEC			For Immediate Release Contact: Lawrence Rychlak President & CFO 410-368-7007

news release

3700 Koppers Street, Baltimore, Maryland 21227	TEL 410-368-7000	FAX 410-368-6721	WEB www.eec1.com

Environmental Elements Corporation Announces Third Quarter Profit

BALTIMORE, MD (2/17/04) — Environmental Elements Corporation (OTC: EECP) today reported net income of $742,000 ($0.10 per share) on sales of $5.4 million for its third fiscal quarter ended December 31, 2003, compared to a net loss of $1,885,000 (($0.26) per share) on sales of $9.3 million for the same period last year. For the nine months ended December 31, 2003, the Company reported a net loss of $303,000 ($0.04 per share) on sales of $22.6 million, compared with a net loss of $2,232,000 ($0.31 per share) on sales of $32.9 million during the same period last fiscal year. Included in the results for this period is a net gain on the restructuring of the Company’s debt which totaled approximately $2.5 million and a $400,000 write down of its investment in its Chinese subsidiary. The Company determined that due to the fact that future business volumes in its operations in China would not allow that subsidiary to generate positive cash flows for the foreseeable future, its investment had been impaired and thus the Company reduced the carrying value of that investment.

“The end of the third quarter marks a new beginning for EEC” said Lawrence Rychlak, President and CFO. “In the past few months, we have successfully completed a major restructuring of our debt, we resolved several disputes which clouded our prospects, and we won some significant awards for service and maintenance projects which will be executed in our fourth fiscal quarter. With our financing in place and the continued confidence of our long standing customers, we move into calendar 2004 with a streamlined organization and a renewed commitment to providing air pollution control solutions to our customers. Our experience, technical expertise and history of strong customer service provide us with the tools we need to effectively compete in this difficult marketplace.”

Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The Company serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

Certain of the statements included in this news release are forward-looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed in or implied by such statements. These factors include the loss of bookings, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company’s financial results is set forth in the Company’s filings with the Securities and Exchange Commission, including reports filed on Form 10-K. Financial Information follows.

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Environmental Elements Corporation

Summary Consolidated Financial Data

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
In thousands, except per-share data	2003	2002	2003	2002
Sales	$5,405	$9,329	$22,618	$32,905
Cost of sales	6,084	9,685	22,182	30,741

Gross profit	(679)	(356)	436	2,164

Selling, general and administrative expenses	(890)	(1,347)	(2,757)	(4,006)
Gain on lease assignment	1,939		1,939
Gain on debt restructuring	562		562

Operating income (loss)	932	(1,703)	180	(1,842)
Interest and other expense	(184)	(182)	(477)	(390)

Income (loss) before income taxes	748	(1,885)	(297)	(2,232)
Provision for income taxes	6	—	6	—

Net income (loss)	$742	$(1,885)	$(303)	$(2,232)

Earnings (loss) per share:
Basic	$0.10	$(0.26)	$(0.04)	$(0.31)

Diluted	$0.10	$(0.26)	$(0.04)	$(0.31)

Weighted average common shares outstanding:
Basic	7,282	7,247	7,282	7,244

Diluted	7,401	7,247	7,282	7,244

Backlog, end of period	$6,400	$17,400